Exhibit 21.1

Subsidiaries of the Registrant

BROCADE COMMUNICATIONS LUXEMBOURG HOLDINGS II SCS (a Luxembourg partnership treated as a US corporation for income tax purposes)

BROCADE COMMUNICATIONS LUXEMBOURG HOLDINGS SARL (a Luxembourg company)

BROCADE COMMUNICATIONS LUXEMBOURG SARL (a Luxembourg company)

BROCADE SWITZERLAND HOLDINGS GMBH (a Swiss company)

BROCADE TECHNOLOGY GMBH (a Swiss company)

FOUNDRY NETWORKS, LLC (a Delaware limited liability company)

MCDATA CORPORATION (a Delaware corporation)

Brocade has an additional 41 international subsidiaries and 7 domestic subsidiaries, which have been omitted pursuant to Item 601(b)(21)(ii) of Regulation S-K.